Exhibit 3.2

Registration No. 37132

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Energy XXI Acquisition Corporation (Bermuda) Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Energy XXI (Bermuda) Limited on the 31st day of March, 2006.

[SEAL]	Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 4th day of April, 2006
/s/ Illegible
for Acting Registrar of Companies